Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 10, 2024

Board of Directors

VICI Properties Inc.

VICI Properties GP LLC

VICI Properties L.P.

535 Madison Avenue, 28th Floor

New York, New York 10022

To the addressees referred to above:

We are acting as counsel to VICI Properties Inc., a Maryland corporation (the “Company”) and VICI Properties L.P., a Delaware limited partnership (the “Issuer”), in connection with the proposed sale of up to $750,000,000 aggregate principal amount of 5.125% Senior Notes due 2031 (the “Notes”) pursuant to (i) an Underwriting Agreement, dated December 9, 2024 (the “Underwriting Agreement”), by and among the Company, the Issuer and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc., as the representatives of the several underwriters named in Schedule I thereto, (ii) the Issuer’s registration statement on Form S-3 (File No. 333-264352-01) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), (iii) a base prospectus contained in the Registration Statement (the “Base Prospectus”) and (iv) the final prospectus supplement, dated December 9, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Notes are to be issued pursuant to an indenture (the “Base Indenture”), as supplemented by a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case to be entered into by the Issuer and UMB Bank, National Association, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Directors VICI Properties Inc. VICI Properties GP LLC VICI Properties L.P.	2	December 10, 2024

For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Issuer; (ii) the Trustee will duly authorize, execute and deliver the Indenture; (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions; (iv) the Indenture will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability; and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York and, to the extent relevant for our opinion herein, the Delaware Revised Uniform Limited Partnership Act, as amended, (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). As used herein, the term “Delaware Revised Uniform Limited Partnership Act” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Issuer and that following (i) the execution of the Indenture, (ii) receipt of the consideration specified in the Underwriting Agreement and (iii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture and as contemplated by the Prospectus, the Notes will constitute valid and binding obligations of the Issuer.

This opinion letter has been prepared for use in connection with the filing by the Company and the Issuer of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Board of Directors VICI Properties Inc. VICI Properties GP LLC VICI Properties L.P.	3	December 10, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP